Exhibit 10.3
FIRST AMENDMENT TO THE
MARATHON PETROLEUM THRIFT PLAN

Pursuant to the powers of amendment reserved under Section 24.01 of the Marathon Petroleum Thrift Plan, as amended and restated effective as of January 1, 2023 (the “Plan”), the Plan is amended, effective as of April 1, 2023, as follows:
FIRST CHANGE

Section 21.01 of the Plan is amended to read as follows:

21.01    Plan Administrator

Jonathan M. Osborne shall serve as Plan Administrator. The Company, the Company’s delegate, or the Plan Administrator may appoint such assistant plan administrators as may be deemed necessary and appropriate from time to time. The Plan Administrator shall be the named fiduciary under the Plan for all purposes other than for purposes of the control or management of the assets of the Plan.

SECOND CHANGE

The second paragraph of Section 21.03 of the Plan is amended by replacing the paragraph in its entirety with the following:

The authorities set forth in the preceding paragraph allow that the Plan Administrator may, from time to time, appoint and delegate to an assistant plan administrator the authority to exercise any of all of the foregoing powers and such others as the Plan Administrator deems necessary and appropriate to carry out the provisions of the Plan.
The Plan, as amended by the foregoing changes, is ratified and confirmed in all respects.
IN WITNESS WHEREOF, the undersigned officer has caused this Amendment to be executed effective as of the date specified above.

/s/ Fiona C. Laird
By:	Fiona C. Laird
Its:	Chief Human Resources Officer and
Senior Vice President Communications
Marathon Petroleum Corporation

Date Signed: March 30, 2023